Royal Mines and Minerals Corp. Gold Technology Update

HENDERSON, NV -- (Marketwired - June 01, 2016) - Royal Mines & Minerals Corp. (OTCBB: RYMM) (Royal Mines) is pleased to provide an important announcement on the development of its technology for the recovery of gold from coal ash.

Over the past 24 months, Royal Mines has been working with one of the world's major gold mining companies in further development of its mining technology process, with one of the world's largest cement companies (a major coal ash consumer) and with a coal ash producer that has over 30 million tons of coal ash in a landfill while it continues to produce another 400,000 tons annually. Royal Mines has executed 60-month non-disclosure agreements with these companies.

Copper State Analytical Lab (CSAL), an ISO certified lab and registered assayer in the state of Arizona, tested and evaluated Royal Mines' proprietary process of exposing and recovering gold from coal ash not previously thought to contain levels of measureable gold. CSAL reported 0.274 and 0.24 ounces of gold per ton using a Parr Bomb Assay and reported 0.163 and 0.139 ounces of gold per ton using a Fire Assay. Mr. Andrew Shah BS (Chemistry), of CSAL, is an Arizona Registered Assayer with over 25 years of experience in the field of extractive metallurgy, mineral processing, research and developing and assaying. (See CSAL's independent process report attached: http://media.marketwire.com/attachments/201605/96949_151203CSALCustodialProjectReportOriginal.pdf)

Since the release of the CSAL report, Royal Mines has been getting similar results. Ian Matheson, CEO of Royal Mines, realizes the company's technology can play a major role in moving the gold industry forward comparable to the effect fracking had on the gas industry. The average ounces of gold per ton of ore of a major mining company is approximately 0.055.

Royal Mines' next objectives are to enter into a joint venture with a coal ash producer to secure a source of coal ash, while continuing to improve upon its technology.

About Royal Mines and Minerals Corp.:
Royal Mines and Minerals Corp. is a technologically advanced, mineral processing company, focused on the development of mining technology. Our primary objectives are to 1) commercially and viably expose, extract and refine precious metals from specific coal ash (fly and bottom), ore and other leachable assets, 2) use our proprietary processes to convert specific ore bodies and coal ash landfills into billion dollar assets, and 3) joint venture, acquire and develop mining projects worldwide. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines' website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements
Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. The recovery of gold from fly ash is subject to many uncertainties and there is no assurance that favorable results will exist at larger scales. There is no assurance that Royal Mines will be able to joint venture with any producers of fly ash. There is also no assurance that attempting to scale up Royal Mines' proprietary process to produce gold from fly ash will be successful or result in a decision that the process is commercially viable.

For more information contact:

Royal Mines and Minerals Corp.
K. Ian Matheson
CEO and President
(702) 501-4981